EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010, relating to the 2009 consolidated financial statements of Jones Soda Co. and subsidiaries (which report expresses an unqualified opinion and includes an emphasis of matter paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Jones Soda Co. and subsidiaries for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
August 18, 2011